ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made effective as of this 18th day of October 2019 (the “Effective Date”) between and between Legend Nutrition, Inc., (the “Buyer”) and David Morales (the “Seller”).

IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Purchase of Assets. The Buyer agrees to purchase from the Seller and the Seller agrees to sell to the Buyer the properties and all assets associated with and related to that retail store as currently identified as “Ideal Nutrition” located at 2851 Craig Drive, Suite 204, Mckinney, TX 75070 and including but not limited to the website, software, contracts, bank and merchant accounts, products, inventory, computers, security systems and intellectual properties (the “Assets”).

2.	Purchase Price and Payment Terms. The Purchase Price shall be $75,000 (the “Purchase Price”) and shall consist of a promissory note issued and dated as of the date first written above and shall have a one-year maturity bearing an interest rate of five percent (5%) per annum (the “Note”). A copy of the Note is attached hereto as Exhibit “A.”

3.	Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer as follows:

The Seller hereby represents and warrants to Buyer as follows:

3.1 Organization.

The Seller is an individual residing in the State of Texas and has all requisite power and authority to carry on its business as the same is now being conducted and operate its assets in the places where such business is now conducted and where such assets are now owned and operated.

3.2 Authorization.

(A) The Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated hereby; (B) the Seller has taken all necessary action required by law or otherwise to be taken by the Seller to authorize the Company’s execution and delivery of this Agreement and the consummation by the Seller of the transactions contemplated hereby; and (C) this Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid and binding agreement of and upon the Seller enforceable against the Seller in accordance with its terms.

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3.3 No Violation.

Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will violate any provision of the Certificate of Incorporation or the Bylaws of the Seller, or result in the creation or imposition of any security interest, lien or other encumbrance upon any of the Assets under any agreement or commitment to be assumed by Buyer pursuant to this Agreement to which the Seller is a party or by which the Seller is bound or to which any of the Assets is subject, or violate any statute or law or any judgment, decree, order, regulation or rule of any domestic or (to the knowledge of the Seller) foreign court or domestic or (to the knowledge of the Seller) foreign government authority applicable to the Seller, or any of the Assets.

3.4 Disclosure.

No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedule contains any untrue statement of any material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements made herein or therein not misleading.

3.5 Consents.

No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or any other person or entity is required of Seller in connection with the execution, delivery and performance of this Agreement or the consummation by Seller of the transactions contemplated hereby which consent, approval, etc. has not been obtained or will not be obtained on or prior to the execution of this Agreement. Accurate and complete copies of each of the foregoing which have been obtained or made have been delivered to Buyer at or prior to the date of this Agreement.

3.6 Brokers and Finders.

No person has been authorized by the Seller, or by anyone acting on its behalf or by any of its officers, directors or employees, to act as a broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement in such manner as to give rise to any valid claim against Seller or Buyer for any broker’s or finder’s fee or commission or similar type of compensation.

3.7 No Threatened or Pending Litigation.

To Seller’s knowledge, no suit, action or other proceeding, or injunction or final judgment relating thereto, is threatened or pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the Assets, or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding is pending or threatened.

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The representations and warranties of the Seller contained herein shall continue in full force and effect for the benefit of the Buyer for a period of three years following the Effective Date after which time the Seller shall be released from all obligations and liabilities hereunder in respect of such representations and warranties except with respect to any claims made by the Buyer in writing prior to the expiration of such period.

4.	Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the Buyer’s decision to enter into this Agreement was based entirely upon its own research with respect to the Assets and the proposed business of the Buyer, and not upon any representations made to the Buyer by Seller with respect to the Assets or the business of the Seller.

Deliverables. The parties shall deliver the following, in addition to any other documents, agreements or deliverables required or provided by this Agreement. The Seller shall deliver to the Buyer possession of all the Assets and the Buyer shall deliver to the Seller all instruments, assurances and documents as the Seller considers reasonably necessary or desirable to validly and effectively complete this transaction.

5.	General.

●	Schedules and other documents attached or referred to in this Agreement are an integral part of this Agreement.

●	The division of this Agreement into paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

●	This Agreement constitutes the entire agreement among the parties and except as herein stated and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations and warranties of the respective parties. There are no oral representations or warranties amount the parties of any kind. This Agreement may not be amended or modified in any respect except by written instrument signed by both parties.

●	This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

●	Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) mail by (a) certified mail, postage prepaid, return receipt requested and (b) first class mail, postage prepaid (ii) overnight delivery with confirmation of delivery or (iii) facsimile transmission with an original mailed by first class mail, postage prepaid, addressed to the recipient at the address of the recipient noted above. Any notice so given shall be deemed conclusively to have been received when so personally delivered or sent by telex, facsimile or other electronic communication or on the second day following the sending thereof by private courier or mail. Any party hereto or others mentioned above may change any particulars of its address for notice by notice to the others in the manner aforesaid.

●	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

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WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above mentioned.

SELLER	BUYER

DAVID MORALES	LEGEND NUTRITION, INC.
An Individual	A Texas Corporation

David Morales	Director

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PROMISSORY NOTE

US $75,000.00	October 18th, 2019

This Promissory Note (this “Note” or “Promissory Note”) is a duly authorized and validly issued 8% Promissory Note of Legend Nutrition, Inc., a Texas corporation, (the “Maker”), having its principal place of business located at 3990 Vitruvian Way, Suite 1152, Addison, TX 75001.

FOR VALUE RECEIVED, the Company promises to pay to David Morales, or its registered assigns (the “Payee”), the principal sum of Seventy Five Thousand US Dollars ($75,000) on October 18th, 2020 (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Payee on the aggregate unconverted and then outstanding principal amount of this Note in accordance with the provisions hereof.

This Note is subject to the following additional provisions:

1.	Interest on the unpaid balance of this Note shall bear interest at the rate of five percent (5%) per annum, which interest shall accrue from the effective date until the Maturity Date, unless prepaid prior to such Maturity Date.

2.	This Note may be prepaid in whole or in part, at any time and from time to time, without premium or penalty.

3.	If any payment of principal or interest on this Note shall become due on a Saturday, Sunday or any other day on which national banks are not open for business, such payment shall be made on the next succeeding business day.

4.	This Note shall be binding upon and inure to the benefit of the Payee named herein and Payee’s respective successors and assigns. Each holder of this Note, by accepting the same, agrees to and shall be bound by all of the provisions of this Note. Payee may assign this Note or any of its rights, interests or obligations to this Note without the prior written approval of Maker.

5.	No provision of this Note shall alter or impair the obligation of Maker to pay the principal of and interest on this Note at the times, places and rates, and in the coin or currency, herein prescribed.

6.	The Maker will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Maker, except where the failure to comply could not reasonably be expected to have a material adverse effect on the Maker.

7.	Notwithstanding anything to the contrary in this Note or any other agreement entered into in connection herewith, whether now existing or hereafter arising and whether written or oral, it is agreed that the aggregate of all interest and any other charges constituting interest, or adjudicated as constituting interest, and contracted for, chargeable or receivable under this Note or otherwise in connection with this loan transaction, shall under no circumstances exceed the Maximum Rate.

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8.	Except as provided herein, Maker and any sureties, guarantors and endorsers of this Note jointly and severally waive demand, presentment, notice of nonpayment or dishonor, notice of intent to accelerate, notice of acceleration, diligence in collecting, grace, notice and protest, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, without prejudice to the holder. The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to grant any other indulgences or forbearance whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder. If any efforts are made to collect or enforce this Note or any installment due hereunder, the undersigned agrees to pay all collection costs and fees, including reasonable attorney’s fees.

9.	A copy of this Promissory Note signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Promissory Note shall be effective as an original for all purposes.

10.	This Note shall be construed and enforced under and in accordance with the laws of the State of Texas.

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

LEGEND NUTRITION, INC.

By:
Name:	Jacob D. Cohen
Title:	Director

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